Exhibit 2.1

EXECUTION

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”), dated April 22, 2019, is by and among Victory Capital Holdings, Inc., a Delaware corporation (“Buyer”), Harvest Volatility Management, LLC, a Delaware limited liability company (the “Company”), and Curtis F. Brockelman, Jr. and LPC Harvest, LP, a Delaware limited partnership, each solely in their joint capacity as representative of the Members (the “Members’ Representative”, and together with Buyer and the Company, the “Parties”). Capitalized terms used but not defined herein have the respective meanings given to them in the Purchase Agreement (as defined below).

WHEREAS, the Buyer, the Company, the Members’ Representative and the Members entered into that certain Purchase Agreement, dated as of September 21, 2018 (the “Purchase Agreement”);

WHEREAS, Section 11.1(a) and Section 12.1(b)(iii)(B) of the Purchase Agreement provide that the Purchase Agreement may be terminated prior to the Closing and the Contemplated Transactions may be abandoned at any time by the mutual written agreement of the Members’ Representative and Buyer;

WHEREAS, (i) the board of directors of Buyer, (ii) the managing members of the Company, and (iii) the Members’ Representative, have each approved the termination of the Purchase Agreement and the abandonment of the Contemplated Transactions; and

WHEREAS, simultaneously with the execution of this Agreement, Buyer and the Company have entered into a confidentiality agreement covering information provided by Buyer to the Company (the “Buyer Confidentiality Agreement”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.              Termination. Pursuant to Section 11.1(a) and Section 12.1(b)(iii)(B) of the Purchase Agreement, the Parties hereby agree that the Purchase Agreement, including all schedules and exhibits thereto, and any ancillary agreements contemplated thereby or entered into pursuant thereto (excluding the Confidentiality Agreement and the Buyer Confidentiality Agreement) (collectively, the “Transaction Documents”), are hereby terminated (the “Termination”) and the Contemplated Transactions abandoned effective immediately as of the date hereof (the “Termination Date”) and, notwithstanding anything in the Transaction Documents to the contrary (including Section 11.2 of the Purchase Agreement), no party shall have any obligation or liability to the other parties under the Transaction Documents, including any liability for material and intentional breach, except that the parties shall remain bound by (i) Article XII of the Purchase Agreement and the (ii) the Confidentiality Agreement (as modified by the remainder of this paragraph) and the Buyer Confidentiality Agreement.  Notwithstanding anything herein or in any Transaction Document to the contrary, each of the Confidentiality Agreement (including the non-solicitation obligations contained therein) and the Buyer Confidentiality Agreement shall continue in full force and effect until April 22, 2021, at which time it shall terminate immediately without any further force or effect.

2.              Mutual Release; Disclaimer of Liability.  The Members’ Representative, on behalf of each Member, and each of Buyer and the Company, each on behalf of itself and each of its respective successors, Subsidiaries, Affiliates, assignees, officers, directors, managers, employees, shareholders, members, controlling persons, representatives, agents, attorneys, auditors, and advisors and the successors and past and present subsidiaries, Affiliates, assignees, officers, directors, managers, employees, shareholders, members, controlling persons, representatives, agents, attorneys, auditors, and advisors, and any family member, spouse, heir, trust, trustee, executor, estate, administrator, beneficiary, foundation, fiduciary, predecessors, successors and assigns of each of them (the “Releasors”), does, to the fullest extent permitted by Law, hereby fully release, forever discharge and covenant not to sue any other party to the Purchase Agreement or any of their respective successors, Subsidiaries, Affiliates, assignees, officers, directors, managers, employees, shareholders, members, controlling persons, representatives, agents, attorneys, auditors, and advisors and any family member, spouse, heir, trust, trustee, executor, estate, administrator, beneficiary, foundation, fiduciary, predecessors, successors and assigns of each of them (collectively the “Releasees”), from and with respect to any and all liability, claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, losses, demands, judgements, remedies, agreements, promises, liabilities, covenants, controversies, costs, charges, damages, expenses and fees (including attorneys’, financial advisors’ or other fees) (“Claims”), howsoever arising, of every kind and nature, whether based on any Law or right of action, known or unknown, asserted or that could have been asserted, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, foreseen or unforeseen, apparent or not apparent which Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Releasees, or any of them, in connection with, arising out of or related to the Transaction Documents or the Contemplated Transactions, including any breach, non-performance, action or failure to act under the Transaction Documents, the Contemplated Transactions, the events leading to the termination of the Purchase Agreement or any other Transaction Documents, any deliberations or negotiations in connection with the Contemplated Transactions or this Agreement, the consideration to have been received by the Members in connection with the Contemplated Transactions, and any SEC filings, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the Contemplated Transactions. The release contemplated by this Section 2 is intended to be as broad as permitted by Law and is intended to, and does, extinguish all Claims of any kind whatsoever, whether in Law or equity or otherwise, that are based on or relate to facts, conditions, actions or omissions (known or unknown) that have existed or occurred at any time to and including the Termination Date. Nothing in this Section 2 shall (i) apply to any action by any Party to enforce the rights and obligations imposed pursuant to this Agreement or the Confidentiality Agreement, or (ii) constitute a release by any Party for any Claim arising under this Agreement, the Confidentiality Agreement or the Buyer Confidentiality Agreement.

3.              Public-Announcement. Promptly following the execution and delivery of this Agreement, (a) Buyer shall issue a press release announcing the execution of this Agreement, which press release shall contain disclosure regarding this Agreement in substantially the form attached hereto as Annex A, and (b) the Company shall file an amendment to its Form ADV to update Part 2A in respect of the execution of this Agreement and the termination of the Contemplated Transactions, in substantially the form attached hereto as Annex B.  Without the prior consent of the other Parties (not to be unreasonably withheld, conditioned or delayed), none of Buyer, the Company or the Members’ Representative will (and the Company will use commercially reasonable efforts to cause the other Members not to), issue or make any subsequent press release or public statement with respect to the Termination, this Agreement, the Purchase Agreement or the Contemplated Transactions that is inconsistent in any material respect with, or otherwise contrary to, the jointly approved statements in the press release issued and the amendment to the Form ADV filed pursuant to this Section 3, except that they may make such truthful disclosures as may be required by Law or the rules or regulations of any applicable U.S. securities exchange or in connection with any Action; provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other parties before doing so. For the avoidance of doubt, each of Buyer and the Company may disclose to its respective employees, clients and service providers the termination of the Contemplated Transactions, which disclosure shall be consistent with the jointly approved statements in the press release issued and the amendment to the Form ADV filed pursuant to this Section 3.

4.              Representations and Warranties. Each Party represents and warrants to the other that: (i) such Party has all requisite corporate or limited liability company power and authority, as applicable, to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of such Party; and (iii) this Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms.

5.              Expenses. All fees and expenses incurred in connection with this Agreement, the Purchase Agreement, or the Contemplated Transactions shall be paid by the party incurring such fees or expenses, including Consent Expenses and filing fees pursuant to the HSR Act.

6.              Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective legal representatives, successors and assigns. Except for the provisions of Section 2 herein, with respect to which each Releasee is an expressly intended third-party beneficiary thereof, nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

7.              Entire Agreement. This Agreement, together with the Confidentiality Agreement (as modified hereby) and the Buyer Confidentiality Agreement, constitutes the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior contracts and agreements, whether written and oral.

8.              Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

9.              Amendments. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified except by an instrument in writing signed by Buyer, the Company and the Members’ Representative; provided that the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.

10.       Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.

11.       Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any Action against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Action; provided, that a final non-appealable judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Action in any federal or state court located in the State of New York in New York County, (b) any claim that any such Action brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Action.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Action.

12.       Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to seek equitable relief.  Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

13.       Counterparts. This Agreement may be executed by facsimile or PDF signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

14.       Further Assurances. If, at any time after the date hereof, any further action is necessary or desirable to fully effect the Termination, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first written above.

BUYER

VICTORY CAPITAL HOLDINGS, INC.

By:	/s/ Michael D. Policarpo
Name:	Michael D. Policarpo
Title:	President, CFO & CAO

COMPANY

HARVEST VOLATILITY MANAGEMENT, LLC

By:	/s/ Curtis F. Brockelman, Jr
Name:	Curtis F. Brockelman, Jr
Title:	Managing Partner

MEMBERS’ REPRESENTATIVE

/s/ Curtis F. Brockelman, Jr
CURTIS F. BROCKELMAN, JR.

MEMBERS’ REPRESENTATIVE

LPC HARVEST, LP

By:	/s/ Seth Brennan
Name:	Seth Brennan
Title:	Managing Partner